EXHIBIT 11
            Statement Regarding the Computation of Earnings Per Share

                                                      For the nine month period
                                                         ending September 30
                                                         -------------------
                                                         2002           2001
                                                         -------------------

Weighted average shares outstanding:                   5,436,101    5,436,122

Common Stock

Common Stock Equivalents
      Stock Options                                            0           0
      Stock Awards                                             0           0
      ESOP Shares                                              0           0
Total Common Stock Equivalents                                 0           0

Total weighted average shares outstanding              5,436,101   5,436,122

Net Income                                            $6,788,000  $6,126,000

Net Income Per Share                                       $1.25       $1.13

Fully Diluted Income Per Share                             $1.25       $1.13


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